Exhibit 99(b)(1)

ORCA I LLC

OWL ROCK CAPITAL CORPORATION

OWL ROCK CAPITAL CORPORATION II

OWL ROCK CAPITAL CORPORATION III

OWL ROCK TECHNOLOGY FINANCE CORP.

399 Park Avenue, 38th Floor

New York, NY 10022

CONFIDENTIAL

July 15, 2020

Project Ferrari

Commitment Letter

Ferrari Merger Sub, Inc.

c/o Advent International Corporation

12 E. 49th St., 45th Floor

New York, NY

Attention: Ken Prince

You have advised ORCA I LLC (together with its affiliates, managed funds and accounts, “ORCA”), Owl Rock Capital Corporation (“ORCC”), Owl Rock Capital Corporation II (“ORCC II”), Owl Rock Capital Corporation III (“ORCC III”) and Owl Rock Technology Finance Corp. (“ORTFC” and, together with ORCA, ORCC, ORCC II and ORCC III, “Owl Rock” and Owl Rock, together with any other persons that become parties hereto in accordance with Section 2 below, the “Commitment Parties”, “us” or “we”) that you intend to acquire, directly or indirectly, the Target and its subsidiaries (as described on Exhibit A hereto) and consummate the other transactions described on Exhibit A hereto. Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Exhibits hereto.

1.	Commitments.

In connection with the Transactions contemplated hereby, Owl Rock (other than ORCA) (together with any other persons that become Initial Lenders in accordance with Section 2 below, each, an “Initial Lender” and, together, the “Initial Lenders”) hereby commits to provide the percentage of the entire principal amount of the Term Facility and the Revolving Facility set forth opposite such Initial Lender’s name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with this Commitment Letter), in each case, (i) upon the terms set forth or referred to in this letter, the Transaction Summary attached as Exhibit A hereto, the Summary of Terms and Conditions attached as Exhibit B hereto and (ii) the initial funding of which is subject only to the conditions set forth on Exhibit C hereto (such Exhibits A through C, including the annexes thereto, collectively, the “Term Sheet” and, together with this letter, collectively, this “Commitment Letter”) and upon the satisfaction of such conditions or waiver by the Initial Lenders of such conditions, each such initial funding shall occur. The commitments of the Initial Lenders hereunder are several and not joint.

Any Initial Lender entering into this Commitment Letter on behalf of its funds or managed accounts hereby confirms that (x) it has the power and authority to commit the capital of such funds and managed accounts managed by it, (y) such funds and managed accounts have the requisite capital to fund its commitments hereunder and (z) it shall take all necessary actions to cause such funds and managed accounts to satisfy its obligations under this Commitment Letter.

2.	Titles and Roles.

It is agreed that:

(a)	ORCA will act as lead arranger and bookrunner for the Credit Facilities (acting in such capacities, the “Lead Arranger”); and

(b)	ORCC will act as sole administrative agent and as sole collateral agent for the Credit Facilities (the “Administrative Agent”).

It is further agreed that, within 15 business days following the Acceptance Date (as defined below), you may appoint additional joint lead arrangers and/or joint bookrunners for the Credit Facilities, and/or award additional agent, co-agent, manager or co-manager titles (the “Additional Commitment Parties”) in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any Additional Commitment Party, then the commitments of the Initial Lenders as of the date hereof in respect of the Credit Facilities, in each case pursuant to and in accordance with such proviso, will be permanently reduced on a pro rata basis by the amount of the commitments of such appointed Additional Commitment Party (and any relevant affiliate) in respect of the Credit Facilities, with such reduction allocated to reduce the commitments of the Initial Lenders as of the date hereof in respect of the Credit Facilities upon the execution by such Additional Commitment Party (and any relevant affiliate) of customary joinder or amendment documentation and, thereafter, each such Additional Commitment Party shall constitute a “Commitment Party” and “Lead Arranger” hereunder and it or its relevant affiliate providing such commitment shall constitute a “Commitment Party” and “Initial Lender” hereunder); provided that, in connection with the appointment of any Additional Commitment Party for the Credit Facilities, (w) Owl Rock shall have no less than $166.75 million of the commitments in respect of the Credit Facilities (and corresponding economics with respect to each of the Credit Facilities (exclusive of any fees payable to the Agent in its capacity as such)), (x) each Additional Commitment Party (or its relevant affiliates) shall provide commitments in connection with the Credit Facilities (unless otherwise agreed by the Initial Lenders as of the date hereof, on a ratable basis across each of the Credit Facilities) in a manner consistent with those provided by the Initial Lenders as of the date hereof, (y) the aggregate economics payable to such Additional Commitment Party (and any relevant affiliate) in respect of the Credit Facilities shall be proportionate to the commitment of such Additional Commitment Party (and any relevant affiliate) in respect of the Credit Facilities and (z) no Additional Commitment Party shall be entitled to a greater percentage of the total economics than Owl Rock. The commitments of each Additional Commitment Party (and any relevant affiliate) and the Initial Lenders as of the date hereof shall be several and not joint.

It is further agreed that (a) ORCA shall appear on the “left” of all marketing and other materials in connection with the Credit Facilities and will have the rights and responsibilities customarily associated with such name placement and (b) the Additional Commitment Parties (and their applicable affiliates) will be listed in the order determined by you in any marketing and other materials. You agree that, except as set forth in the immediately preceding paragraph, no other agents, co-agents, lead arrangers, bookrunners, managers or arrangers will be appointed, no other titles will be awarded and no compensation (other than as expressly contemplated in this Commitment Letter and the fee letters dated the date hereof and delivered in connection herewith (collectively, the “Fee Letter”)) will be paid to obtain the commitment of any person to become a Lender under the Credit Facilities unless you and we shall so reasonably agree.

3.	No Syndication.

Each of the Commitment Parties acknowledges and agrees that it does not intend to syndicate, assign or otherwise transfer its obligations hereunder (including its obligation to fund the Term Facility and the Revolving Facility on the Closing Date if the conditions set forth on Exhibit C are satisfied (or waived by the Initial Lenders)) on or prior to the funding of the Term Loans and the effectiveness of the Revolving Facility on the Closing Date. It is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Credit Facilities.

Notwithstanding any other provision of this Commitment Letter to the contrary, (a) unless you agree in writing in your sole discretion, each of the Commitment Parties shall retain exclusive control over all rights and obligations with respect to its commitments in respect of each Credit Facility, including all rights with respect to any consent, waiver, modification, supplement and/or amendment, until the Closing Date has occurred and (b) no syndication, assignment, participation or other transfer of any of its commitments in respect of each Credit

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Facility by any Commitment Party shall be permitted or otherwise become effective until the Closing Date has occurred unless in accordance with Section 2 above or you agree in writing in your sole discretion.

4.	Information.

You hereby represent (with respect to Information (as defined below) regarding the Target and its subsidiaries, to your knowledge) that (a) all written information concerning Holdings, the Borrower and its subsidiaries and the Target and its subsidiaries (other than (i) the financial projections, forecasts, financial estimates, other forward-looking and/or projected information (collectively, the “Projections”) and/or (ii) information of a general economic or industry-specific nature (“Economic and Industry Information”)) that has been or will be made available to any of us by Holdings, the Borrower or any of their respective representatives on your behalf in connection with the transactions contemplated hereby (collectively, and excluding for the avoidance of doubt the Projections and the Economic and Industry Information, the “Information”), when taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that such Projections are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ from projected results and that such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections were being furnished and such representations were being made at such time, you will (or, prior to the Closing Date with respect to Information and Projections concerning the Target and its subsidiaries, you will, subject to any applicable limitations on your rights set forth in the Merger Agreement, use commercially reasonable efforts to) promptly supplement the Information or the Projections, as applicable, so that (to your knowledge as it relates to the Target and its subsidiaries) the representations in the preceding sentence remain true in all material respects; provided, that any such supplementation shall cure any breach of such representations. You understand that in arranging and providing the Credit Facilities, we may use and rely on the Information and Projections without independent verification thereof and we do not assume responsibility for the accuracy and completeness of the Information or the Projections. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this Section 4, the provision of any supplement to any Information or the Projections, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and/or initial funding of any of the Credit Facilities on the Closing Date.

5.	Fee Letter.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay or cause to be paid the fees described in the Fee Letter on the terms and subject to the conditions (including as to timing and amount) set forth therein.

6.	Certain Funds Provision.

The commitments of the Initial Lenders hereunder are subject only to the conditions set forth on Exhibit C hereto. With respect to each of the Credit Facilities, there are no conditions (implied or otherwise) to the availability thereof or the funding the commitments or performing the agreements hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or any Credit Documentation, other than the conditions set forth on Exhibit C hereto, and upon satisfaction or waiver of the conditions described on Exhibit C hereto, the initial funding under each such Credit Facility shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the

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contrary, (a) the only representations relating to Holdings, the Borrower, the Target and their respective subsidiaries and their respective businesses, the making or accuracy of which shall be a condition to the availability and initial funding of the Credit Facilities on the Closing Date shall be the Specified Representations (as defined below), (b) the terms of the Credit Documentation shall not impair the availability of any Credit Facility on the Closing Date if the conditions set forth on Exhibit C hereto for such Credit Facility are satisfied (or waived by the Initial Lenders) (it being understood and agreed that to the extent any Collateral under the Credit Documentation (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, to the extent required under the Term Sheet for the Credit Facilities, (i) the creation and perfection of a lien on Collateral that is of the type where a lien on such Collateral may be perfected by the filing of a financing statement under the Uniform Commercial Code (“UCC”) and (ii) a pledge of the equity interests of the Borrower and any Subsidiary Guarantor described in clause (x) of the definition thereof set forth in the Precedent Credit Agreement with respect to which a lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate (together with a stock power or similar instrument endorsed in blank for the relevant certificate) (other than, in the case of any subsidiary of the Target, with respect to any such certificate that has not been made available to you at least three business days prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, which may instead be delivered within three business days after the Closing Date (or such later date as the Agent may reasonably agree))) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability or initial funding of the Credit Facilities on the Closing Date but may instead be delivered and/or perfected within 90 days (or such later date as the Administrative Agent may reasonably agree) after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably and (c) the only conditions (express or implied) to the availability of the Credit Facilities on the Closing Date are those expressly set forth on Exhibit C hereto, and such conditions shall be subject in all respects to the Certain Funds Provision (as defined below).

For the avoidance of doubt, your compliance with your obligations under this Commitment Letter and/or the Fee Letter, other than your satisfaction (or procurement of a waiver from the Initial Lenders) of the conditions described on Exhibit C hereto, is not a condition to the availability or funding of the Credit Facilities on the Closing Date.

For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documentation relating to: organizational existence of the Loan Parties; organizational power and authority (as they relate to due authorization, execution, delivery and performance of the Credit Documentation) of the Loan Parties; due authorization, execution and delivery of the Credit Documentation by the Loan Parties, and enforceability of the relevant Credit Documentation against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C hereto); no conflicts of the Credit Documentation with the charter documents of the Loan Parties; Federal Reserve margin regulations; the Investment Company Act; use of proceeds not in violation of OFAC, FCPA or PATRIOT ACT; and the creation, validity and perfection of security interests in the Collateral securing the Credit Facilities (subject in all respects to security interests and liens permitted under the Credit Documentation and to the Certain Funds Provision).

This Section 6 and the provisions contained herein shall be referred to as the “Certain Funds Provision”.

7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and controlling persons and the respective managers, members, investors, stockholders, directors, officers, employees, partners, agents, advisors and other representatives of each of the foregoing (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the

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Credit Facilities, the use of the proceeds thereof and the Transactions (a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceeding is brought by you, any of your affiliates or any third party, and to reimburse each indemnified person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one counsel to all such indemnified persons taken as a whole and, solely in the case of an actual or potential conflict of interest, one additional counsel to all affected indemnified persons, taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole and, solely in the case of any such actual or potential conflict of interest, one additional local counsel to all affected indemnified persons taken as a whole, in each such relevant jurisdiction)); provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith or gross negligence of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties (as defined below)), in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (ii) any dispute solely among indemnified persons which does not arise out of any act or omission of Holdings or the Borrower or any of their respective subsidiaries (other than any Proceeding against any Commitment Party solely in its capacity or in fulfilling its role as the Administrative Agent or Lead Arranger or similar role under any Credit Facility), and (b) if the Closing Date occurs, to reimburse each Commitment Party on the Closing Date (to the extent an invoice therefor is received at least three business days prior to the Closing Date, or if invoiced after such date, within 30 days following receipt of the relevant invoice, for all reasonable and documented out-of-pocket expenses (including due diligence expenses, but limited, in the case of legal fees and expenses, to (i) the reasonable fees, charges and disbursements of Latham & Watkins LLP acting as legal counsel to the Commitment Parties, taken as a whole and (ii) if reasonably necessary, the fees, charges and disbursements of one local counsel in any relevant material local jurisdiction for all such persons, taken as a whole)), incurred in connection with (x) the Credit Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) and (y) the credit facilities and any related documentation contemplated by the Amended and Restated Commitment Letter, dated as of February 25, 2020 (the “A&R Commitment Letter”), among ORCA I LLC, ORCC, the other Commitment Parties (as defined therein) party thereto and you (including the A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letters and the Credit Documentation (each, as defined in the A&R Commitment Letter)), it being understood that no such expenses (other than legal fees and expenses contemplated by the foregoing clause (i)) shall be payable to any Commitment Party (as defined in the A&R Commitment Letter) other than any such Commitment Party (as defined in the A&R Commitment Letter) that is a Commitment Party under this Commitment Letter.

No indemnified person or any other party hereto shall be liable for any damages arising from the use by any person (other than such indemnified person (or its Related Parties) or any other party hereto) of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent of direct, as opposed to indirect, consequential or punitive, damages arising from the gross negligence, bad faith or willful misconduct of, or material breach of this Commitment Letter, the Fee Letter or the Credit Documentation by, such indemnified person (or any of its Related Parties), or such other party hereto, as applicable, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction. None of the indemnified persons, you, Holdings, the Permitted Holders, the Target or any of their respective affiliates or the respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter or the Credit Facilities (including the use or intended use of the proceeds of the Credit Facilities) or the transactions contemplated hereby or thereby; provided, that nothing contained in this sentence shall limit your indemnification obligations hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified person is otherwise entitled to indemnification hereunder. You shall not be liable for, and the indemnity in the preceding paragraph shall not apply with respect to, any settlement of any Proceeding effected by any indemnified person without your consent (which consent shall not be unreasonably withheld, conditioned

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or delayed) or any other loss, claim, damage, liability and/or expense incurred in connection therewith, but if any such Proceeding is settled with your written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless such indemnified person in the manner set forth above. You shall not, without the prior written consent of the affected indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against any indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding and (b) does not include any statement as to any admission of fault or culpability. Notwithstanding the foregoing, each indemnified person shall be obligated to refund or return any and all amounts paid by you under this paragraph to such indemnified person for any losses, claims, damages, liabilities and expenses to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof as determined by a final non-appealable judgment of a court of competent jurisdiction. For purposes hereof, “Related Party” and “Related Parties” of an any person mean any (or all, as the context may require) of such person’s affiliates and controlling persons and its or their respective directors, officers, employees, partners, agents, advisors and other representatives thereof.

8.	Sharing of Information, Absence of Fiduciary Relationship.

Each Commitment Party, together with its affiliates (each a “Financial Institution” and collectively, the “Financial Institutions”), is a full service securities firm and as such from time to time may provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you, the Investors, Holdings, the Borrower or the Target or any of their respective subsidiaries may have competing interests. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons. The Financial Institutions may have economic interests that conflict with your economic interests and those of the Target. You acknowledge and agree that (a)(i) the arrangement and other services described herein regarding the Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Financial Institutions, on the other hand, that do not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties, (ii) no Commitment Party has provided any legal, accounting, regulatory or tax advice to you with respect to any of the Transactions by virtue of this Commitment Letter and you are not relying on the Commitment Parties for such advice, (iii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice, (iv) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and (v) you waive, to the fullest extent permitted by law, any claims that you may have against any Financial Institution for breach of fiduciary duty or alleged breach of fiduciary duty arising solely by virtue of this Commitment Letter and agree that, in such capacity, we shall not have any liability (whether direct or indirect) to you in respect of a fiduciary duty claim arising under this Commitment Letter or to any person asserting any such fiduciary claim arising under this Commitment Letter on behalf of or in right of you, including your stockholders, employees or creditors; and (b) in connection with the transactions contemplated hereby, (i) each Financial Institution has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Financial Institution has any obligation to you or your affiliates, except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.

9.	Confidentiality.

This Commitment Letter is entered into on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person

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except (a) to you and your subsidiaries, the Investors (or any prospective investor) and to your and their respective members, partners, stockholders, directors (or equivalent managers), officers, employees, agents, affiliates, attorneys, accountants, independent auditors and other advisors and those of the Target, its direct and indirect equity holders and its subsidiaries and the Target, its direct and indirect equity holders and its subsidiaries themselves, in each case on a confidential basis (provided, that until after the Closing Date, any disclosure of the Fee Letter or its contents to the Target, its direct or indirect equity holders or its subsidiaries or their respective members, partners, stockholders, directors (or equivalent managers), officers, employees, agents, affiliates, attorneys, accountants, independent auditors or other advisors shall be (i) redacted in respect of the amounts, percentages and basis points of compensation set forth therein unless the Commitment Parties otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) used for customary accounting purposes, including accounting for deferred financing costs and/or (iii) reflected in any funds flow memorandum prepared in connection with the closing of the Transactions)), (b) in any legal, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (in which case you agree, (i) to the extent practicable and to the extent permitted by law, to inform us promptly in advance thereof and (ii) to use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (d) the existence of the commitments under this Commitment Letter and the existence and contents of the Term Sheet (but not the Fee Letter or the contents thereof, other than the existence thereof and the aggregate amount of the fees payable thereunder as part of projections (but without disclosing any specific fees or other economic terms set forth in the Fee Letter), pro forma information and a generic disclosure of aggregate sources and uses in disclosures) may be disclosed in any proxy statement, Offer Documents (as defined in the Merger Agreement) or similar public filing requirement related to the Offer or the Merger, (e) the Term Sheet, including the existence and contents thereof, may be disclosed to any rating agency (together with the aggregate amount of fees payable under the Fee Letter as part of projections (but without disclosing any specific fees or other economic terms set forth in the Fee Letter), pro forma information and a generic disclosure of aggregate sources and uses, (f) other than in the case of the Fee Letter, in connection with any public filing requirement, (g) after the Acceptance Date, (i) the Commitment Letter and the Fee Letter, including the existence and contents thereof, may be disclosed in consultation with the Initial Lenders to any Additional Commitment Party or any prospective Additional Commitment Party and, in each case, their respective Representatives (as defined below) on a confidential basis and (ii) the Term Sheet, including the existence and contents thereof, may be disclosed in consultation with the Initial Lenders to any Lender or participant or any prospective Lender or prospective participant and, in each case, their respective Representatives on a confidential basis and (h) if the Commitment Parties consent to such proposed disclosure (such consent not to be unreasonably withheld, delayed or conditioned) and, in each case, their respective directors (or equivalent managers), officers, employees, affiliates, independent auditors, or other experts and advisors on a confidential basis. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earlier of the Closing Date and one year following the Acceptance Date.

Each of the Commitment Parties shall use all information received by them in connection with the Transactions and the related transactions (including any information obtained by them based on a review of any books and records relating to Holdings, the Borrower or the Target or any of their respective subsidiaries or affiliates) solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Credit Documentation and shall not publish, disclose or otherwise divulge such information; provided, that nothing herein shall prevent any Commitment Party from disclosing any such information (a) subject to the final two provisos of this sentence, and subject to your consent (in your sole discretion) to such disclosure, to any Lender or participant or prospective Lender or participant (in each case, other than any person to whom you have, at the time of disclosure, affirmatively declined to consent to the syndication, assignment or participation of any Credit Facility or any loan or commitment thereunder), (b) to the extent compelled by legal process in, or reasonably necessary to, the defense of such legal, judicial or administrative proceeding, in any legal, judicial or administrative proceeding or otherwise as required by applicable law, rule or regulation (in which case such

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Commitment Party shall (i) to the extent permitted by law, inform you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, (i) to the extent permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the affiliates of such Commitment Party and the members, partners, directors (or equivalent managers), officers, employees, agents, affiliates, attorneys, accountants, independent auditors or other experts and advisors (collectively, the “Representatives”) of such Commitment Party and its affiliates on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; provided that such Commitment Party shall be responsible for its Representatives’ compliance with this paragraph; provided, further, that, unless you otherwise consent, no such disclosure shall be made by any Commitment Party or any of its or their respective Representatives to any person that is providing advisory services to the Target in connection with the Offer or the Merger, (e) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or its or their respective Representatives in breach of this Commitment Letter, (f) subject to the final two provisos of this sentence and subject to your consent (in your sole discretion) to such disclosure, to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than any Updated Disqualified Institution), (g) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and/or the Fee Letter, (h) to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and Lenders in connection with the administration and management of the Credit Facilities and (i) to the extent such information was already in the possession of such Commitment Party (except to the extent received in a manner restricted by this paragraph) or is independently developed by such Commitment Party or its affiliates based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph; provided, further, that the disclosure of any such information pursuant to clauses (a) or (f) above shall be made subject to the acknowledgment and acceptance by the relevant recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof; provided, further, that no syndication, assignment, participation or other transfer of any of its commitments in respect of any Credit Facility by any Commitment Party shall be permitted or otherwise become effective unless the Borrower agrees in writing in its sole discretion. The provisions of this paragraph shall automatically terminate on the date that is two years following the date of this Commitment Letter unless (and only to the extent) earlier superseded by the relevant Credit Documentation. It is understood and agreed that no Commitment Party may advertise or promote its role in arranging or providing any portion of any Credit Facility (including in any newspaper or other periodical, on any website or similar place for dissemination of information on the internet, as part of a “case study” incorporated into promotional materials, in the form of a “tombstone” advertisement or otherwise) without the prior written consent of the Borrower (which consent may be withheld in the Borrower’s sole and absolute discretion). For the avoidance of doubt, (i) the provisions of this paragraph do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Commitment Party or its affiliates or its or their respective Representatives in favor of any of the Borrower, the Sponsor, the Target and/or their respective subsidiaries and/or affiliates (whether directly or indirectly through a back-to-back or similar agreement) and (ii) in no event shall any disclosure of information referred to above be made to any Updated Disqualified Institution.

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10.	Miscellaneous.

This Commitment Letter and the Fee Letter shall not be assignable by any party hereto (except (x) by you to the Target or to one or more of your affiliates that is a “shell” company organized under the laws of the United States, any state thereof or the District of Columbia, controlled, directly or indirectly, by you to effect the consummation of the Offer or the Merger prior to or substantially concurrently with the consummation of the closing of the Offer and the Merger, (y) in connection with any other assignment that occurs as a matter of law pursuant to, or otherwise substantially concurrently with the closing of the Offer and the Merger in accordance with the Merger Agreement or (z) as expressly contemplated under Section 2 above) without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided in Section 7 above, the indemnified persons, and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and, to the extent expressly provided in Section 7 above, the indemnified persons. Each Commitment Party reserves the right to assign its obligations to its affiliates (other than Updated Disqualified Institutions) or to employ the services of its affiliates (other than Updated Disqualified Institutions) in fulfilling its obligations contemplated hereby and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, such Commitment Party hereunder; provided that (a) no Commitment Party shall be relieved of any of its obligations hereunder, including in the event any affiliate through which it performs its obligations fails to perform the same in accordance with the terms hereof, and (b) the applicable Commitment Party shall be responsible for any breach by any of its affiliates of the obligations hereunder. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by the Borrower on or prior to the Closing Date shall be construed as providing for, requiring or otherwise contemplating your consent, approval, agreement or determination (unless you otherwise notify the other parties hereto). This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us and you with respect to the Credit Facilities and set forth the entire understanding of the parties with respect hereto and thereto, and supersede all prior agreements and understandings related to the subject matter hereof.

This Commitment Letter, and any claim, controversy or dispute arising under or related to this Commitment Letter, (whether in tort, contract (at law or in equity) or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred) and (b) the determination of whether the Offer or the Merger has been consummated in accordance with the terms of the Merger Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof shall, in each case, be governed by and construed in accordance with the laws governing the Merger Agreement as applied to the Merger Agreement, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the law of any other jurisdiction. EACH OF THE PARTIES HERETO IRREVOCABLY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE OFFER, THE MERGER, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE BY US OR ANY OF OUR AFFILIATES OF THE SERVICES CONTEMPLATED HEREBY.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate the definitive documentation for each of the Credit Facilities in good faith); it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the

9

commitments to fund each of the Credit Facilities on the Closing Date are subject only to the applicable conditions set forth on Exhibit C hereto; provided that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Offer or the Merger or to draw down any portion of any of the Credit Facilities.

Each of the parties hereto irrevocably and unconditionally (a) submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan in the City of New York (or any appellate court therefrom) over any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter, (b) agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, federal court and (c) agrees that a final, non-appealable judgment in any such action may be enforced in other jurisdictions in any manner provided by law; provided, that with respect to any suit, action or proceeding arising out of or relating to the Merger Agreement or the transactions contemplated thereby and which does not involve claims against us or the Lenders or any indemnified person, this sentence shall not override any jurisdiction provision set forth in the Merger Agreement. You and we agree that service of any process, summons, notice or document by registered mail addressed to such person shall be effective service of process against such person for any suit, action or proceeding brought in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”) and the requirements of the beneficial ownership certification required by 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes names, addresses, tax identification numbers and other information that will allow each Lender to identify each Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective for the Commitment Parties and each Lender.

The Fee Letter and indemnification, confidentiality, jurisdiction, governing law, sharing of information, no agency or fiduciary duty, waiver of jury trial, service of process and venue provisions contained herein shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be of no further force and effect (and be superseded by the applicable Credit Documentation to the extent covered therein) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time. Subject to the preceding sentence, you may terminate this Commitment Letter (in whole but not in part as to any Credit Facility) upon written notice to the Initial Lenders at any time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of our offer (such date of acceptance, the “Acceptance Date”) as set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and of the Fee Letter not later than 11:59 p.m., New York City time, on the date hereof. Such offer will remain available for acceptance until such time, but will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time, on the earliest of (a) December 31, 2020, (b) the date of the valid and legally binding termination of the Merger Agreement by you or with your written consent in each case prior to the closing of the Merger, (c) the Closing Date upon the funding of the applicable Credit Facility, (d) the closing of the Offer and the Merger without the use of the Credit Facilities and (e) the date you deliver notice of the termination of the full amount of the commitments under the Credit Facilities, then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension in writing; provided, that the

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termination of any commitment or this Commitment Letter pursuant to this sentence does not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter that occurred prior to any such termination.

[Remainder of page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

ORCA I LLC

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

OWL ROCK CAPITAL CORPORATION

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

OWL ROCK TECHNOLOGY FINANCE CORP.

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

OWL ROCK CAPITAL CORPORATION II

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

OWL ROCK CAPITAL CORPORATION III

By:	/s/ Alexis Maged
Name:	Alexis Maged
Title:	Authorized Signatory

[Signature Page to Commitment Letter (Project Ferrari)]

Accepted and agreed to as of the date first above written:

FERRARI MERGER SUB, INC.

By:	/s/ James Westra
Name:	James Westra
Title:	President and General Counsel

[Signature Page to Commitment Letter (Project Ferrari)]

SCHEDULE 1

CREDIT FACILITIES COMMITMENTS

Initial Lender	Term Facility	Revolving Facility
Owl Rock (other than ORCA)	100%	100%
Total	100%	100%

EXHIBIT A

PROJECT FERRARI

CREDIT FACILITIES

TRANSACTION SUMMARY

Advent International Corporation (together with its controlled affiliates and funds managed or advised by it or its controlled affiliates, collectively, the “Sponsor”), members of management of the Target and its subsidiaries and/or other investors designated by the Sponsor which, in the case of such other investors, are disclosed to the Commitment Parties prior to the Closing Date (including, to the extent so disclosed, one or more of the Sponsor’s limited partners) and, in each case, their newly created “shell” subsidiaries (such management and other investors, together with the Sponsor, collectively, the “Investors”) intend, directly or indirectly, to acquire all of the outstanding equity interests of the entity previously identified to the Commitment Parties as “Ferrari” (the “Target”), all as set forth in the Merger Agreement (as defined below). In connection therewith:1

(a)	Ferrari Group Holdings, L.P., a Delaware limited partnership (“Parent”), has formed Ferrari Merger Sub, Inc., a Delaware corporation (“Merger Sub”);

(b)

Target, Parent, Merger Sub and certain other parties have entered into the Amended and Restated Agreement and Plan of Merger (including the exhibits, schedules, annexes and all related documents, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, on or prior to the Closing Date (as defined below), (1) Merger Sub will commence a tender offer (the “Offer”) to purchase all of the shares of outstanding common stock of the Target, subject to the Minimum Condition (as defined in the Merger Agreement) and (2) promptly after the acquisition of at least a majority, but less than all, of the shares of outstanding common stock of the Target, Merger Sub will merge with and into the Target pursuant to Section 251(h) of the Delaware General Corporation Law (the “Merger”), with the Target as the survivor of such Merger;

(c)

on or prior to the Closing Date, the Investors will (i) make cash (or, in the case of any rollover Investors (including members of management whose equity will be rolled over or converted), cash or non-cash) equity contributions (collectively, the “Closing Date Equity Contribution”), directly or indirectly, to Parent in the form of common equity or “qualified preferred equity” or other equity (collectively, “Permitted Equity”), which in turn will be further contributed, directly or indirectly, to Holdings and the Borrower in the form of common equity or “qualified preferred equity” or other equity (such preferred or other equity to be on terms reasonably satisfactory to the Lead Arranger) (collectively, “Qualified Shares”) and (ii) enter into one or more equity commitment letters (collectively, the “Post-Closing Equity Commitment Letters”) to make cash equity contributions (collectively, the “Post-Closing Equity Contribution” and, together with the Closing Date Equity Contribution, the “Equity Contribution”), directly or indirectly, to Parent in the form of Permitted Equity or shareholder notes that, in each case, does not mature or require any payment in cash prior to the date that is 91 days following the latest maturity of the Credit Facilities at the time of issuance (collectively, “Permitted Securities”), which in turn will, following the Closing Date from time to time, be further contributed, directly or indirectly, to Holdings and the Borrower in the form of Qualified Shares and applied solely for the purpose of funding the redemption or other payment of any restricted stock units, performance stock units and options outstanding on the Closing Date (the “Post-Closing Employee Consideration”), which

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Term Sheet – Credit Facilities

Exhibit A – Transaction Summary

Equity Contribution (calculated, in the case of the Post-Closing Equity Contribution, as the full committed amount thereof) will constitute an aggregate amount not less than 65% of the sum of (i) the aggregate gross proceeds of the Term Facility borrowed on the Closing Date and (ii) the Equity Contribution (calculated, in the case of the Post-Closing Equity Contribution, as the full committed amount thereof) (the “Minimum Equity Contribution Amount”); provided, that after giving effect to the Equity Contribution, the Sponsor will own and control, directly or indirectly, at least a majority of the voting stock of Parent as of the Closing Date; provided, further, that the aggregate commitments of the Investors pursuant to the Post-Closing Equity Commitment Letters will equal an amount sufficient to fund the maximum amount of Post-Closing Employee Consideration that will become due and payable prior to the date that is the second anniversary of the Closing Date (it being understood that, following the Closing Date, the aggregate commitments of the Investors pursuant to the Post-Closing Equity Commitment Letters shall automatically be reduced (v) by any amount that would have been payable in cash in respect of any Post-Closing Employee Consideration that is paid, or with respect to which Parent has irrevocably elected be paid and is paid, in the form of Permitted Securities of Parent, or Qualified Shares of Holdings or any intermediate holding company between Parent and Holdings, (w) the amount of any other cash payments or contributions to Parent by any Investor other than the Sponsor in exchange for Permitted Securities in connection with the exercise by such Investor of any preemptive or similar rights arising out of the issuance by Parent of Permitted Securities to pay Post-Closing Employee Consideration if such cash payments are applied or required to be applied directly or indirectly to pay Post-Closing Employee Consideration, (x) upon the funding thereof, in an amount equal to each Post-Closing Equity Contribution, (y) upon the termination, expiration or forfeiture without vesting of any restricted stock units, performance stock units and options outstanding on the Closing Date that would have otherwise become due and payable prior to the date that is the second anniversary of the Closing Date, in an amount equal to the maximum amount that would have become due and payable pursuant thereto and (z) in any event, to $0 on the date that is the second anniversary of the Closing Date); provided, further, that the execution and delivery by the Investors of the Post-Closing Equity Commitment Letters shall, for purposes of Exhibit C, constitute the “making” of the Post-Closing Equity Contribution. Notwithstanding anything to the contrary herein, the Investors may elect at their option to make additional cash equity contributions in the form of Permitted Securities of Parent, which in turn will be further contributed to Holdings and the Borrower in the form of Qualified Shares, in an amount sufficient to fund the maximum amount of Post-Closing Employee Consideration that will become due and payable prior to the date that is the second anniversary of the Closing Date, in which case the applicable Post-Closing Equity Commitment Letters shall not be required to be provided on the Closing Date;

(d)

on the Closing Date, Merger Sub will obtain (i) the $25 million revolving facility described in Exhibit B (the “Revolving Facility”), and (ii) the $225 million first lien term facility described in Exhibit B (the “Term Facility” and, together with the Revolving Facility, collectively, the “Credit Facilities” and each, a “Credit Facility”);

(e)

in connection with the foregoing, all existing third party debt for borrowed money of the Target and its subsidiaries under that certain Second Amended and Restated Loan and Security Agreement, dated as of April 4, 2019 (as amended, supplemented or otherwise modified from time to time), among Target, Forescout Government Solutions, LLC, a Delaware limited liability company, as borrower, and Silicon Valley Bank, a California corporation, as lender, will be repaid, redeemed, discharged, refinanced or terminated and in each case, the liens and guarantees in support thereof shall be released or terminated (the “Refinancing”);

(f)	the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including any upfront fees (the “Transaction Costs”) will be paid; and

(g)

the proceeds of the Credit Facilities funded on the Closing Date will be used, directly or indirectly, to pay a portion of the consideration for, and other amounts owing in connection with, the Offer and the Merger under the Merger Agreement, to effect the Refinancing and to pay all or a portion of the Transaction Costs.

The transactions described above are collectively referred to as the “Transactions”. For purposes of this Commitment Letter (including in the Exhibits attached hereto), “Closing Date” means the date of the consummation of the Transactions and the satisfaction or waiver by the Initial Lenders of the conditions set forth in Exhibit C.

EXHIBIT B

PROJECT FERRARI

CREDIT FACILITIES

SUMMARY OF TERMS

Set forth below is a summary of the principal terms for the Credit Facilities. Capitalized terms used but not otherwise defined herein will have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached or on Exhibits A or C (including the Annexes attached hereto and thereto) attached thereto.

PARTIES

Borrower:	Initially, Ferrari Merger Sub, Inc., a Delaware corporation and, following the Merger, Forescout Technologies, Inc., a Delaware corporation (in such capacity, the “Borrower”).

Holdings:	Ferrari Intermediate, Inc., a Delaware corporation (“Holdings”).

Guarantors:	Consistent with the Documentation Principles (as defined below).

Lead Arranger and Bookrunner:	ORCA I LLC will act as lead arranger and bookrunner for the Credit Facilities (in such capacity, the “Lead Arranger”), and will perform the duties customarily associated with such roles.

Administrative Agent and Collateral Agent:	Owl Rock Capital Corporation will act as the sole and exclusive administrative agent and collateral agent for the Lenders (as defined below) (in such capacities, the “Agent”), and will perform the duties customarily associated with such roles.

Lenders:	Owl Rock (other than ORCA) (together with any party that becomes an Initial Lender pursuant to Section 2 of the Commitment Letter and any party that becomes a lender after the initial funding of the Credit Facilities on the Closing Date by assignment as set forth under the heading “Assignments and Participations” below, the “Lenders”).

TYPES AND AMOUNTS OF CREDIT FACILITIES

Term Facility:

Type and Amount:	The Term Facility will be comprised of a senior secured first lien term facility made available to the Borrower in U.S. dollars in an aggregate principal amount equal to $225 million (such facility, the “Term Facility” and the loans thereunder, the “Term Loans”).

Maturity:	The date that is six years following the Closing Date (the “Term Loan Maturity Date”); provided, that the Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans (or any series, class or tranche thereof, as selected by the Borrower) upon the request of the Borrower without the consent of any other Lender or agent in a manner consistent with the Documentation Principles.

Term Sheet – Credit Facilities

Exhibit B – Page 1

Amortization:	Commencing on the last day of the first full fiscal quarter ending after the Conversion Date, the Term Loans will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loans (including, if the Borrower has made a PIK Election (as defined below), the aggregate amount of interest that has been paid in kind), with the balance payable on the Term Loan Maturity Date.

Ranking:	The Credit Facilities will be senior in right of payment and secured on a first priority basis (subject to permitted liens) with respect to the Collateral (to be defined in a manner consistent with the Documentation Principles).

Availability:	The Term Loans will be borrowed in a single drawing on the Closing Date. Repayments and prepayments of the Term Loans may not be re-borrowed.

Use of Proceeds:	The proceeds of the Term Loans will be used to finance all or a portion of the Transactions (including the Offer, working capital, purchase price adjustments under the Merger Agreement, the Refinancing and the payment of Transaction Costs).
Revolving Facility:

Type and Amount:	A senior secured first lien revolving loan facility (the “Revolving Facility”; and the commitments thereunder, the “Revolving Commitments”) in an aggregate principal amount of $25 million (the loans thereunder, the “Revolving Loans” and, together with the Term Loans, the “Loans”). The Revolving Loans shall be available to the Borrower in U.S. dollars.

Availability:	The Revolving Facility will be available (on one business day’s notice if borrowed based on the ABR Rate) on a revolving basis during the period commencing on the Closing Date, subject to the limitations set forth under “Use of Proceeds” below, and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”).

Maturity:	The Revolving Commitments will terminate and the Revolving Loans will mature on the Revolving Termination Date; provided, that the Credit Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Revolving Commitments (or any series, class or tranche thereof, as selected by the Borrower) upon the request of the Borrower without the consent of any other Lender or agent in a manner consistent with the Documentation Principles.

Letters of Credit:	$7.5 million of the Revolving Facility (the “Letter of Credit Sublimit”) will be available for the issuance of letters of credit for the benefit of the Borrower and its subsidiaries (including documentary letters of credit) (the “Letters of Credit”) in a manner consistent with the Documentation Principles.

Term Sheet – Credit Facilities

Exhibit B – Page 2

Use of Proceeds:	The proceeds of the Revolving Loans may be used (a) on the Closing Date to (i) finance working capital needs and other general corporate purposes; provided that the amounts borrowed to finance the Transactions pursuant to this clause (i) shall not exceed $5 million and (ii) cash collateralize, backstop or replace any letter of credit, guarantee and/or performance or similar bond outstanding on the Closing Date (including by “grandfathering” any such existing letter of credit in the Revolving Facility) and (b) after the Closing Date, to finance working capital needs and other general corporate purposes and for any other purpose not prohibited by the Credit Documentation, including to replenish balance sheet cash used to finance any acquisition or other investment.

Incremental Facilities:	Consistent with the Documentation Principles.

Refinancing Facility:	Consistent with the Documentation Principles.

CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I hereto.

Closing Fees:	As set forth in the Fee Letter.

Optional Prepayments and Commitment Reductions:	Consistent with the Documentation Principles except as described under the heading “Term Loan Prepayment Fee” below.

Term Loan Prepayment Fee:	Any (a) optional prepayment of Term Loans (other than, for the avoidance of doubt, any reduction of Term Loans in connection with a permitted assignment thereof to an Affiliated Lender as provided below but including any mandatory assignments pursuant to the “yank a bank” mechanics), (b) mandatory prepayment of the Term Loans with the proceeds of indebtedness (other than indebtedness otherwise permitted under the Credit Documentation (other than indebtedness incurred pursuant to any Refinancing Facility, Refinancing Notes or Incremental Term Facility incurred in reliance on clause (c) of the definition of Incremental Cap in the Precedent Credit Agreement to refinance or replace the Term Loans or loans under the Incremental Term Facility)) and (c) acceleration of the Term Loans pursuant to the Credit Documentation, in each case, will be subject to (i) from the Closing Date until the day that is immediately prior to the 18-month anniversary of the Closing Date, a prepayment premium equal to the excess, if any, of (A) the present value as of the date of prepayment (the “Prepayment Date”) of (I) the outstanding principal amount of the Term Loans that are being prepaid or accelerated plus an amount equal to the prepayment premium that would be applicable to such prepayment as of the 18-month anniversary of the Closing Date (as set forth in clause (ii) below) plus (II) all required remaining scheduled interest payments due on such Term Loans through the 18-month anniversary of the Closing Date (excluding accrued but unpaid interest to, but excluding, the Prepayment Date) (assuming that for such period the prepaid Term Loans will bear interest at the same Eurodollar Rate or ABR in effect for the Term Loans on the Prepayment Date) computed using a discount rate equal to the Treasury Rate as of the Prepayment Date plus 50 basis points over (B) the then outstanding principal amount of the

Term Sheet – Credit Facilities

Exhibit B – Page 3

Term Loans being prepaid as of the Prepayment Date, and (ii), thereafter, the following prepayment premiums (expressed as a percentage of the outstanding principal amount of the Term Loans that are being prepaid or accelerated that is set forth opposite the relevant period from the Closing Date indicated below):

	Period	Percentage

	On and after the 18-month anniversary of the Closing Date until the day that is immediately prior to the 30-month anniversary of the Closing Date:	103%

	On and after the 30-month anniversary of the Closing Date until the day that is immediately prior to the 42-month anniversary of the Closing Date:	101%

	Thereafter	100%

	“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days (but not more than five business days) prior to the Prepayment Date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Borrower in good faith)) most nearly equal to the period from the Prepayment Date to the 18-month anniversary of the Closing Date; provided, however, that if the period from the Prepayment Date to the 18-month anniversary of the Closing Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Prepayment Date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Mandatory Prepayments:	Consistent with the Documentation Principles.

COLLATERAL:	Substantially all assets of the Loan Parties, subject to exceptions consistent with the Documentation Principles.

CERTAIN CONDITIONS

Post-Closing Conditions:	Consistent with the Documentation Principles.

Term Sheet – Credit Facilities

Exhibit B – Page 4

DOCUMENTATION

Credit Documentation:	The definitive financing documentation for the Credit Facilities (the “Credit Documentation”), which will be initially drafted by the Borrower’s counsel, will contain the terms and conditions set forth in the Commitment Letter; it being understood and agreed that the Credit Documentation will:

(a)   be substantially the same as the draft Credit Agreement sent by counsel for the Loan Parties to counsel for the Lead Arranger at 5:20 p.m., New York City time, on July 15, 2020 (the “Precedent Credit Agreement”) and the loan documentation previously negotiated between the Borrower and the Lead Arranger in connection with the transactions contemplated by the Original A&R Commitment Letter, as modified by (i) the terms and conditions set forth in the Commitment Letter and (ii) such other modifications as the Borrower and the Agent shall reasonably agree to reflect the Transactions and the Closing Date (including with respect to the dates of documents and deliverables set forth therein);

(b)   not contain any conditions to the availability and initial funding of the Credit Facilities on the Closing Date other than as set forth on Exhibit C;

(c)   contain only the mandatory prepayments, representations and warranties, affirmative, financial and negative covenants and events of default expressly set forth in the Precedent Credit Agreement, it being understood and agreed that, to the extent any representations and warranty relating to the Target and/or any of its subsidiaries is made on, or as of, the Closing Date (or a date prior thereto) and is qualified by or subject to “Material Adverse Effect”, the definition thereof will be “Company Material Adverse Effect” as defined in the Merger Agreement as it applies to such representation and warranty;

(d) give due regard to matters disclosed in the Merger Agreement and the model made available to the Commitment Parties on July 9, 2020 (the “Updated Financial Model”); and

(e)   be negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Certain Funds Provision so that the Credit Documentation is finalized as promptly as practicable after the acceptance of the Commitment Letter, and with only such deviations from the Precedent Credit Agreement and the related loan documentation previously drafted in connection with the Precedent Credit Agreement as are contemplated by clauses (a) and (d) above, to address any ambiguity, mistake, defect, inconsistency, obvious error or error or omission of a technical nature or any necessary or desirable technical change, or such other changes as the Borrower and the Commitment Parties may agree.

Term Sheet – Credit Facilities

Exhibit B – Page 5

The foregoing provisions are referred to collectively as the “Documentation Principles”.

Representations and Warranties:	Consistent with the Documentation Principles.

Affirmative Covenants:	Consistent with the Documentation Principles.

Financial Covenants:	Consistent with the Documentation Principles.

Negative Covenants:	Consistent with the Documentation Principles.

Unrestricted Subsidiaries:	Consistent with the Documentation Principles.

Events of Default:	Consistent with the Documentation Principles.

Voting:	Consistent with the Documentation Principles.

Defaulting Lenders:	Consistent with the Documentation Principles.

Assignments and Participations:	Consistent with the Documentation Principles, including with respect to limits on assignments to Updated Disqualified Institutions.

“Updated Disqualified Institutions” means:

(i) any person identified in writing to the Initial Lenders on or prior to July 13, 2020, (ii) any affiliate of any person described in clause (i) above that is reasonably identifiable on the basis of their name as an affiliate of such person, and (iii) any other affiliate of any person described in clauses (i) and (ii) above that is identified in a written notice to the Initial Lenders after July 13, 2020 (or, if after the Closing Date, to the Agent) (each such person, a “Disqualified Lending Institution”); it being understood that the Borrower may withhold its consent to any assignment to any person that is known by it to be an affiliate of a Disqualified Lending Institution regardless of whether such person is reasonably identifiable as an affiliate of such person on the basis of such affiliate’s name; and/or (b) (i) any person that is a competitor of the Borrower and/or any of its subsidiaries and/or the Target and/or any of its subsidiaries (each such person, a “Competitor”) and/or any affiliate of any Competitor (other than a Competitor Debt Fund Affiliate), in each case, that is identified in writing to the Initial Lenders (or, if after the Closing Date, to the Agent), (ii) any affiliate of any person described in clause (i) above (other than any Competitor Debt Fund Affiliate) that is reasonably identifiable on the basis of their name as an affiliate of such person and (iii) any other affiliate of any person described in clauses (i) and/or (ii) above that is identified in a written notice to the Initial Lenders after July 13, 2020 (or, after the Closing Date, to the Agent); it being understood and agreed that no Competitor Debt Fund Affiliate of any Competitor may be designated as a Disqualified Institution pursuant to this clause (iii); it being understood that the Borrower may withhold its consent to any assignment to any person that is known by it to be an affiliate of a Competitor (other than a Competitor Debt Fund Affiliate, unless the

Term Sheet – Credit Facilities

Exhibit B – Page 6

Borrower has other reasonable grounds on which to, and does in fact, withhold its consent) regardless of whether such person is reasonably identifiable as an affiliate of such person on the basis of such affiliate’s name;

provided that no written notice delivered pursuant to the above shall apply retroactively to disqualify any person that has previously acquired an assignment or participation interest in the Loans prior to the delivery of such notice.

Yield Protection and Taxes:	Consistent with the Documentation Principles.

Expenses and Indemnification:	Consistent with the Documentation Principles.

Governing Law and Forum:	Consistent with the Documentation Principles.

Counsel to the Agent and the Lead Arranger:	Latham & Watkins LLP.

Term Sheet – Credit Facilities

Exhibit B – Page 7

Annex I to Exhibit B

INTEREST AND CERTAIN FEES

Interest Rate Options:

The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR (as defined below) plus the Applicable Margin (as defined below) or (b) the Eurodollar Rate (as defined below) plus the Applicable Margin.

As used herein

“ABR” means the highest of (a) the “U.S. Prime Lending Rate” published by the Wall Street Journal (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) the 1-month Published LIBOR Rate (as defined below) plus 1.00% per annum.

“ABR Loans” means Loans bearing interest based upon the ABR. A portion of the Revolving Facility in an amount to be agreed will be available for ABR Loans that are available on same day notice.

“Applicable Margin” means:

(a) prior to the Conversion Date, (i) with respect to Revolving Loans, (i) 7.50% per annum in the case of ABR Loans and (ii) 8.50% per annum in the case of Eurodollar Loans; and
(ii) with respect to the Term Loans (subject to the following paragraph), (i) 7.50% per annum in the case of ABR Loans and (ii) 8.50% per annum in the case of Eurodollar Loans.

Notwithstanding the foregoing, with respect to any interest payment in respect of the Term Loans from the Closing Date until the last day of the twelfth full fiscal quarter after the Closing Date, Borrower may, in its sole discretion, elect (such election, a “PIK Election”) to pay all or a portion of the Applicable Margin component of the interest due on the Term Loans in kind by adding such amounts so elected to the aggregate outstanding principal balance of the Term Loans; provided, that in the event that Borrower makes a PIK Election, the Applicable Margin, solely with respect to the portion of interest that is paid in kind, shall be (i) 8.50% per annum in the case of ABR Loans and (ii) 9.50% per annum in the case of Eurodollar Loans; provided further that, for the avoidance of doubt, the ABR and Eurodollar Rate components of the interest rate shall be paid in cash; and

(b)   upon and after the Conversion Date,

(i) with respect to Revolving Loans, (i) 6.25% per annum in the case of ABR Loans and (ii) 7.25% per annum in the case of Eurodollar Loans; and

(ii)  with respect to the Term Loans, (i) 6.25% per annum in the case of ABR Loans and (ii) 7.25% per annum in the case of Eurodollar Loans.

Term Sheet – Credit Facility

Annex I to Exhibit B – Page 1

Following delivery of financial statements for the first full fiscal quarter after the Conversion Date, (x) the Applicable Margin for Revolving Loans and Term Loans will be subject to one stepdown of 0.25% per annum at a Total Leverage Ratio level set at 4.50:1.00 and (y) at each pricing level, the Applicable Margin for the Revolving Loans and the Term Loans will be subject to an additional stepdown (whether or not the stepdown in clause (x) is applicable) of 0.25% per annum upon any IPO of Holdings or any direct or indirect parent company.

“Eurodollar Rate” means the higher of (a) the rate for eurodollar deposits for a period equal to 1, 2, 3, 6, or, if available to all relevant affected Lenders, 12 months or a shorter period (as selected by the Borrower) appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (the “Published LIBOR Rate”) (as adjusted for statutory reserve requirements for eurocurrency liabilities) and (b) 1.00% per annum. There shall be customary provisions relating to successor or replacement benchmark rates to the Eurodollar Rate.

“Eurodollar Loans” means Loans bearing interest based upon the Eurodollar Rate.

“Conversion Date” means the earlier to occur of (a) a date specified by the Borrower in a written notice to the Administrative Agent as the date on which the Conversion Date will occur; provided, that such election may not be made unless (i) such date shall be on or after the first anniversary of the Closing Date and

(ii) as of the last day of the most recently ended Test Period (as defined in the Precedent Credit Agreement), the Total Leverage Ratio shall be equal to or less than 5.50:1.00, and (b) January 1, 2024.

Interest Payment Dates:	In the case of any ABR Loan, quarterly in arrears.

In the case of any Eurodollar Loan, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.
Revolving Facility Commitment Fee:

The Borrower shall pay a commitment fee (the “Revolving Facility Commitment Fee”) calculated at a rate per annum equal to 0.50% on the average daily unused portion of the commitments of non-defaulting Revolving Lenders, payable quarterly in arrears.

Letter of Credit Fees:	The Borrower will pay participation fees on the aggregate face amount of all outstanding Letters of Credit not subject to Letter of Credit Support at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fees will be payable to the applicable Issuing Lender, and will be payable quarterly in arrears.

Term Sheet – Credit Facility

Annex I to Exhibit B – Page 2

A fronting fee in an amount unless otherwise agreed by Borrower and the relevant Issuing Lender, not to exceed the lesser of (x) fronting fees charged to such Issuing Lender (by third-party providers of Letters of Credit who have agreed to issue Letters of Credit on behalf of any such Issuing Lender) and (y) 1.00% per annum) on the then-available face amount of each Letter of Credit shall be payable quarterly in arrears to the relevant Issuing Lender for its own account. In addition, the Borrower shall pay customary issuance and administration fees to the relevant Issuing Lender.

Default Rate:	At any time when a payment event of default (with respect to any principal, interest, premium or fees) under the applicable Credit Facility exists, the relevant overdue amounts will bear interest, to the fullest extent permitted by law, at (i) in the case of principal or interest, 2.00% per annum above the rate then borne (in the case of principal) by such borrowings or (in the case of interest) the borrowings to which such overdue amount relates or (ii) in the case of premium or fees, 2.00% per annum in excess of the rate otherwise applicable to Loans maintained as ABR Loans from time to time.

Rate and Fee Basis:	All per annum rates will be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest payable on which is then based on the Prime Rate) for actual days elapsed.

Term Sheet – Credit Facility

Annex I to Exhibit B – Page 3

EXHIBIT C

PROJECT FERRARI

CREDIT FACILITIES

CONDITIONS

The availability and initial funding of the Credit Facilities will be subject to the satisfaction (or waiver by the Initial Lenders) of solely the following conditions (subject to, in all cases, the Certain Funds Provision). Capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached or on Exhibits A or B (including the Annexes thereto) attached thereto.

1.	Each Loan Party shall have executed and delivered the Credit Documentation to which it is a party, and the Commitment Parties shall have received:

(a)	customary closing certificates, borrowing notices and legal opinions, corporate documents and resolutions/evidence of authority for the Loan Parties; and

(b)

a certificate of the chief executive officer or chief financial officer (or any other officer with reasonably equivalent responsibilities to those of any of the foregoing) of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, taken as a whole, after giving effect to the Transactions, are solvent.

2.

The Specified Representations will be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, which Specified Representation will be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (a) the definition thereof will be the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) the same will be true and correct in all respects.

3.

Substantially concurrently with the funding of the Credit Facilities to be funded on the Closing Date, the Offer and the Merger will have been consummated in accordance with the terms of the Merger Agreement without giving effect to any amendment, waiver or consent by Parent or Merger Sub and/or any affiliate thereof that is materially adverse to the interests of the Commitment Parties in their respective capacities as such without the consent of the Initial Lenders, such consent not to be unreasonably withheld, delayed or conditioned (it being understood that (a) any decrease in the purchase price in connection with the Merger Agreement greater than or equal to 15% shall be deemed to be materially adverse to the interests of the Commitment Parties in their respective capacities as such, (b) any decrease in the purchase price in connection with the Merger Agreement of less than 15% shall be deemed to not be materially adverse to the interests of the Commitment Parties in their respective capacities as such so long as (x) first, any decrease in the purchase price of up to 5% is allocated to reduce the amount of the Equity Contribution to the Minimum Equity Contribution and (y) second, any additional decrease in the purchase price of greater than 5% and up to 15% is allocated on a pro rata, dollar-for-dollar basis to reduce the Term Facility and to reduce the Equity Contribution, (c) any increase in the purchase price will not be materially adverse to the Commitment Parties so long as such increase is funded by proceeds of Permitted Equity, (d) any amendment, modification or waiver of or consent under the definition of “Company Material Adverse Effect” in the Merger Agreement will be deemed to be materially adverse to the interests of the Commitment Parties and (e) subject to clause (d) above, the granting of any consent under the Merger Agreement that is not materially adverse to the interests of the Commitment Parties will not otherwise constitute an amendment or waiver; provided that the Commitment Parties shall be deemed to have consented to such change unless they shall object thereto within three business days after receipt of written notice of such change.

Conditions

Exhibit C – Page 1

4.

Prior to or substantially concurrently with the funding of the initial borrowings under the Credit Facilities contemplated by the Commitment Letter, the Equity Contribution will be made substantially in the manner and in at least the Minimum Equity Contribution Amount set forth in Exhibit A to the Commitment Letter and the Refinancing shall have been effectuated.

5.	The Initial Lenders will have received the following financial information:

(a)

the audited consolidated balance sheet of Target and its subsidiaries (the “Target Group”) as of December 31, 2019 and the related audited consolidated statements of operations, cash flows and redeemable convertible preferred stock and stockholders’ (deficit) equity of the Target Group for the fiscal year then ended (the Initial Lenders hereby acknowledge and agree that they have received the financial statements described in this clause (a) for the fiscal year ended on December 31, 2019);

(b)

(i) the unaudited consolidated balance sheet of the Target Group as of March 31, 2020 and the related unaudited consolidated statements of operations and cash flows of the Target Group for the three-month period then ended (the Initial Lenders hereby acknowledge and agree that they have received the financial statements described in this clause (b)(i) for the fiscal quarter of the Target Group ended on March 31, 2020), (ii) if the Closing Date has not occurred within 45 days after June 30, 2020, the unaudited consolidated balance sheet of the Target Group as of June 30, 2020 and the related unaudited consolidated statements of operations and cash flows of the Target Group for the three-month period then ended and (iii) if the Closing Date has not occurred within 45 days after September 30, 2020, the unaudited consolidated balance sheet of the Target Group as of September 30, 2020 and the related unaudited consolidated statements of operations and cash flows of the Target Group for the three-month period then ended; and

(c)

a pro forma consolidated balance sheet as of the last day of the most recently ended four consecutive fiscal quarter period for which financial statements have been delivered as contemplated in clause (b) above, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (the financial statements described in clauses (a) and (b) above and this clause (c), the “Required Information”);

provided, that (A) no financial statement or pro forma financial statement will be required to include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (B) if the Borrower in good faith reasonably believes that it has delivered the Required Information it may deliver to the Initial Lenders written notice to that effect (stating when it believes it completed the applicable delivery), in which case all such financial statements will be deemed to have been delivered on the date of the applicable notice, unless the applicable Initial Lender in good faith reasonably believes that the Borrower has not completed delivery of the Required Information, and, within three business days after receipt of such notice from the Borrower, such Initial Lender delivers a written notice to the Borrower to that effect (stating with specificity which financial statements it believes have not been delivered).

6.

Subject to the Certain Funds Provision, all documents and instruments necessary to establish that the Agent will have, in the case of the Credit Facilities, perfected first priority security interests (subject to liens permitted under the Credit Documentation) in the Collateral under the Credit Facilities will have been executed (to the extent applicable) and delivered to the Agent and, if applicable, be in proper form for filing.

7.

All (a) fees required to be paid on the Closing Date pursuant to the Fee Letter and (b) expenses required to be paid on the Closing Date pursuant to the Commitment Letter in the case of this clause (b), to the extent invoiced at least three business days prior to the Closing Date or such later date to which the Borrower may agree, will, in each case, have been paid (which amounts may be offset against the proceeds of the applicable Credit Facilities).

Conditions

Exhibit C – Page 2

8.

The Agent will have received, at least three business days prior to the Closing Date, (i) all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case, that has been reasonably requested by any Initial Lender in writing at least 10 business days in advance of the Closing Date.

9.

Solely if there are any Dissenting Company Shares (as defined in the Merger Agreement) immediately prior to the Effective Time (as defined in the Merger Agreement), either (a) the Investors (or any combination thereof) shall enter into one or more equity commitment letters to make a cash equity contribution, directly or indirectly, to Parent in the form of Permitted Equity, which in turn will be further contributed, directly or indirectly, to Holdings and the Borrower in the form of Qualified Shares, in an amount equal to any Required Dissenting Shareholder Consideration (as defined below), (b) substantially concurrently with the consummation of the Offer and the Merger on the Closing Date, cash proceeds of the Closing Date Equity Contribution will be funded to (or at the direction of) the Borrower in an amount equal to any Required Dissenting Shareholder Consideration or (c) any combination of the foregoing clauses (a) and (b). For purposes of this paragraph, “Required Dissenting Shareholder Consideration” means an amount equal to (A) the product of (x) the Per Share Price (as defined in the Merger Agreement) multiplied by (y) the number of Dissenting Company Shares outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), minus (B) the amount of any cash proceeds of the Closing Date Equity Contribution funded for the purpose of paying the Per Share Price with respect to Shares (as defined in the Merger Agreement) that were not validly tendered pursuant to the Offer and were not, as of the Effective Time, known to be Dissenting Company Shares but which are subsequently determined to constitute Dissenting Company Shares.

Conditions

Exhibit C – Page 3

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE

[•] [•], 2020

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(i) of that certain Credit Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified and in effect on the date hereof, the “Credit Agreement”; the terms defined therein being used herein as therein defined), by and among, inter alios, Ferrari Intermediate, Inc., a Delaware corporation, Forescout Technologies, Inc., a Delaware corporation, the Lenders and Issuing Banks from time to time party thereto and Owl Rock Capital Corporation, in its capacities as administrative agent for the Lenders and collateral agent for the Secured Parties (in such capacities and together with its successors and assigns, the “Administrative Agent”).

I, [•], the [Chief Executive Officer/Chief Financial Officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

(a)

I am generally familiar with the businesses and assets of the Borrower and its subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement; and

(b)

As of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of the Borrower and its subsidiaries, taken as a whole, (ii) the capital of the Borrower and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower or its subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

Conditions

Annex I to Exhibit C – Page 1

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name:	[●]
Title:	[Chief Executive Officer/Chief Financial
Officer/equivalent officer]

Conditions

Annex I to Exhibit C – Page 1